Exhibit 99.1

Contacts:

Media Relations	Investor Relations
Brian Beades	Tom Wojcik
212-810-5596	212-810-8127
brian.beades@blackrock.com	tom.wojcik@blackrock.com

BlackRock Announces Appointment of Pamela Daley to Board of Directors

New York, January 15, 2014 – BlackRock, Inc. (NYSE:BLK) elected Pamela Daley, former Senior Vice President of Corporate Business Development at the General Electric Company, to the Company’s Board of Directors. Ms. Daley, who retired from GE on January 1st, joined the Board on January 15th.

Laurence D. Fink, BlackRock Chairman and CEO, said, “I am delighted to welcome Pam to our Board of Directors. With an exceptional career in business, she brings tremendous experience, unique insight, and leadership that will make her an invaluable addition. We are excited to have her join.”

While at GE, Ms. Daley was a Special Advisor to the Chairman from April 2013 to January 1, 2014. Prior to this role, Ms. Daley served as Senior Vice President of Corporate Business Development from 2004 to 2013 and as Senior Counsel for Transactions from 1991 to 2004. As Senior Vice President, Ms. Daley was responsible for GE’s mergers, acquisitions, and divestiture activities worldwide. Ms. Daley joined GE in 1989 as Tax Counsel.

Previously, Ms. Daley was a Partner of Morgan, Lewis & Bockius, where she specialized in domestic and cross-border tax-oriented financings and commercial transactions.  She also served as Director of Genworth Financial Inc. from 2004 until May 2006.

During her professional career, Ms. Daley has served on a variety of boards, including the University of Pennsylvania, the University of Pennsylvania Law School, the World Wildlife Fund, and the Julliard School. Ms. Daley is also a board member of BG Group, an international gas and oil company.

With the addition of Ms. Daley, BlackRock’s Board of Directors has expanded to 20 members, including 14 independent directors.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At September 30, 2013, BlackRock’s AUM was $4.096 trillion. BlackRock helps clients meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of September 30, 2013, the firm had approximately 11,200 employees in 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company's website at www.blackrock.com

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